Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION TO ACQUIRE SPECTRA-PHYSICS, THE

OPTICAL TECHNOLOGIES BUSINESS OF THERMO ELECTRON

CORPORATION

Combination Will Create Leading Photonics Company with $400 Million in Annualized Sales

Irvine, CA, – June 1, 2004 – Newport Corporation (Nasdaq: NEWP) today announced it has signed a definitive agreement with Thermo Electron Corporation (NYSE: TMO) to purchase Spectra-Physics for $300 million, subject to a post-closing net asset adjustment. Spectra-Physics represents substantially all of the optical technologies business of Thermo Electron. The purchase price is comprised of $200 million in cash, $50 million in Newport Corporation common stock, and a $50 million promissory note bearing 5% interest and payable in 2009. The transaction is subject to regulatory approval as well as other customary closing conditions, and is expected to close in July 2004.

“This unique combination brings together what we believe are the technology leader in lasers and the technology leader in photonics instrumentation, motion control and automation to create a photonics industry powerhouse. The combined company will become the premier global resource for customers who need to make, manage and measure light,” said Robert G. Deuster, chairman and chief executive officer. “The new Newport will have an integrated technology mix that will allow us to better serve many of the world’s fastest-growing markets.”

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The acquisition is expected to create a company with approximately $400 million in annualized sales that is immediately profitable, excluding transaction-related expenses. The company indicated that it has identified significant opportunities for product, sales and cost synergies.

Deuster stated, “We expect this transaction to create many new and expanded opportunities for Newport in markets for photonics, biophotonics and nanotechnology. With a strong balance sheet and good cash generation potential, we believe that the company will be well positioned to realize the benefits of the combination.”

For the year ended December 31, 2003, Newport reported sales of $134.8 million. Its sales for the first quarter of 2004 totaled $42.4 million, an increase of approximately 27% compared with the $33.3 million recorded in the first quarter of 2003. Spectra-Physics had sales of approximately $200 million in 2003 and its first quarter 2004 sales were up 16% to approximately $58 million versus approximately $50 million in the comparable quarter of 2003.

“We are entering this combination with excellent marketplace momentum and a strong sense of optimism about the future,” added Deuster. “We believe that the significant right-sizing actions taken by both companies during the industry recession of 2001-2003 will allow us to quickly leverage higher sales into increased profitability.”

The acquisition will add over 5,000 products sold by Spectra-Physics to the more than 10,000 products offered by Newport. In addition to greatly increasing Newport’s range of products, the transaction is expected to provide Newport with better balance in its end markets. “While we anticipate that our total sales to microelectronics customers (including semiconductor capital equipment customers) will almost double, the percentage of company sales to these markets will remain approximately one-third of our total sales,” he said. “At the same time, we expect that the percentage of our sales to life and health sciences markets will more than double, from less than 10% today to over 20% after the transaction is consummated, giving the company a broader base and more exposure to this important growth market.” Sales to research, industrial, fiber optics, and other markets will remain a strong contributor to total sales, but will represent less than half of the total.

The combined company is expected to have better geographic reach, with sales in Europe and Asia each increasing to approximately 20% of total sales. As a percent of Newport’s total sales in 2003, Europe represented 19% and Asia only 10%.

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The combined company will have more than 2,000 employees and 15 manufacturing plants in five countries.

“We welcome the Spectra-Physics team to Newport and look forward to realizing the potential brought about by the combination of these two industry leaders. Our two companies have played a major role in the evolution of lasers and photonics over the last 35 years,” said Deuster. “Through this timely combination, we will bring together decades of experience and innovation in these fields to provide customers with a single-source supplier of solutions for virtually all of their photonics needs.”

The company also announced that Robert J. Phillippy will be named to the newly created position of Newport president and chief operating officer. Mr. Phillippy is currently the vice president and general manager of the U.S. operations for Newport’s Industrial and Scientific Technologies Division, the company’s largest division. Deuster will retain the positions of chairman and chief executive officer. Deuster said, “Bob has been a key leader at Newport for over eight years. He is an industry veteran adept at integrating acquisitions and leading operational teams and he will have responsibility for all operations of the combined company. He is well-prepared for the challenges that await us as we work to enhance our presence in the photonics industry.”

In addition, Deuster stated that he anticipates forming an executive council comprised of senior Newport and Spectra-Physics executives, who, after closing, will oversee the integration activities, strategic direction, and overall leadership of the combined company. Deuster stated, “We recognize that integrating two excellent companies of this size will be challenging, but are confident that the talents of the combined leadership teams are equal to the task. The new Newport will certainly benefit greatly from the additional experience and knowledge of the Spectra-Physics team.”

The company indicated that additional financial information regarding the transaction will be provided on an investor conference call described below. Specific information related to transaction costs, integration costs, programs designed to capture synergy savings, and financial guidance for the combined company will be provided after the transaction closes and at the time of the company’s second quarter earnings release on Thursday, July 29.

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ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the semiconductor, communications, electronics, research and life and health sciences markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in precision robotics and automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president and chief financial officer, will host an investor conference call today, June 1, 2004, at 1:00 p.m. Eastern time (10:00 a.m. Pacific time) to review the acquisition of Spectra-Physics. The call will be open to all interested investors through a live audio Web broadcast via the Internet at http://www.newport.com/Investors and http://www.fulldisclosure.com. The Webcast will be archived on both Web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the U.S. and Canada and (719) 457-0820 from abroad. The playback will be available beginning at 4:00 p.m. Eastern time (1:00 p.m. Pacific time) on June 1, 2004, through midnight Eastern time on Friday, June 8, 2004. The replay confirmation code is 147055.

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SAFE HARBOR STATEMENT/FORWARD-LOOKING STATEMENT

This news release contains forward-looking statements, including the statements made by Robert G. Deuster that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Such forward-looking statements involve risks and uncertainties including the ability of Newport to successfully integrate the Newport and Spectra-Physics businesses and the contributions of Spectra-Physics to Newport’s operating results. In addition, as discussed in Newport’s Annual Report on Form 10-K for the year ended December 31, 2003, these forward-looking statements involve assumptions, judgments and risks with respect to, among other things, the duration and extent of the current upturn in the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the semiconductor packaging and life and health sciences markets; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; risks associated with terrorist activity and resulting economic uncertainty; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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